CUSIP No. 269079109                             Page 7 of 7 Pages

                                                                       Exhibit A

             AGREEMENT PURSUANT TO RULE 13D-1(F)(1)


          The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of ES&L Bancorp, Inc. at December 31, 1998 and agree that this filing is filed on behalf of each of them.

     August 18, 2000          Valicenti Advisory Services, Inc.


                          By:/s/Vincent R. Valicenti
                             -------------------------------
                             Vincent R. Valicenti, President


     August 18, 2000         /s/Vincent R. Valicenti
                             -------------------------------
                             Vincent R. Valicenti